SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AMERICAN VANGUARD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2588080
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4695 MacArthur Court, Newport Beach, CA	92660
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act Registration Statement file number to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.10 per share	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

This Registration Statement relates to the common stock, par value $0.10 per share (the “Common Stock”), of American Vanguard Corporation, a Delaware corporation (the “Registrant”). The Registrant’s Amended and Restated Certificate of Incorporation, as amended (collectively, the “Certificate”) provides that the Registrant may issue up to 40,000,000 shares of Common Stock. As of February 15, 2006, there are 21,143,773 shares of Common Stock issued (which includes 1,670,098 shares of Common Stock held in treasury). All outstanding shares of Common Stock are fully paid and nonassessable.

The Certificate also authorizes the Registrant to issue up to 400,000 shares of preferred stock, par value $0.10 per share. There are no shares of preferred stock issued or outstanding as of the date hereof.

Holders of Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the Registrant’s stockholders and may not cumulate votes for the election of directors.

Holders Common Stock are entitled to receive ratably dividends as may be declared from time to time by the Registrant’s Board of Directors out of funds legally available for dividend payments. In the event of the Registrant’s liquidation, dissolution or winding up, after full payment of all liabilities, holders of Common Stock are entitled to share ratably in all remaining assets.

The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

The Common Stock is currently listed on the American Stock Exchange under the symbol “AVD.”

Item 2.	Exhibits

The following exhibits are filed as part of this Registration Statement:

1. Amended and Restated Certificate of Incorporation of American Vanguard Corporation (filed as Exhibit 3.1 to the Registrant’s Form 10-K for the year ended December 31, 2003 and incorporated herein by reference).

2. Certificate of Amendment of Amended and Restated Certificate of Incorporation of American Vanguard Corporation (filed as Exhibit 3.2 to the Registrant’s Form 10-Q/A for the period ended June 30, 2004 and incorporated herein by reference).

3. Amended and Restated Bylaws of American Vanguard Corporation (filed as Exhibit 3.2 to the Registration’s Form 10-K for the year ended December 31, 2003 and incorporated herein by reference).

4. Registrant’s specimen stock certificate for the Common Stock (filed herewith).

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 28, 2006	AMERICAN VANGUARD CORPORATION

	By:	/s/ TIMOTHY J. DONNELLY
Timothy J. Donnelly
Vice President & General Counsel

AV

AMVAC

AMERICAN VANGUARD CORPORATION

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP 030371 10 8

This is to Certify that is the owner of

SEE REVERSE FOR

CERTAIN DEFINITIONS

SHARES OF THE PAR VALUE OF $0.10 EACH OF THE COMMON STOCK OF

AMERICAN VANGUARD CORPORATION

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed, or assigned.

This Certificate is not valid until countersigned by the Transfer Agent.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed in facsimile by its duly authorized officers and its Corporate Seal to be hereunto affixed.

Dated:

COUNTERSIGNED AND REGISTERED:

AMERICAN STOCK TRANSFER & TRUST COMPANY

(NEW YORK)

TRANSFER AGENT

AND REGISTRAR

BY

AUTHORIZED SIGNATURE

SECRETARY

CO-CHAIRMAN

CORPORATE

DELAWARE

*

AMERICAN

VANGUARD

CORPORATION

SEAL

1969

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common TEN ENT – as tenants by the entireties JT TEN – as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT–

Custodian

(Cust) (Minor)

under Uniform Gifts to Minors

Act

(State)

Additional abbreviations may also be used though not in the above list.

For value received, hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

shares of the common stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.

Dated

(Sign here)

NOTE: The signature(s) above must correspond in every particular, without alteration, with the name(s) as printed on your Certificates or Account Review Statement.

NOTE

Your signature must be guaranteed by: a) a commercial bank or trust company or b) a member firm of a national stock exchange,

Signature Guaranteed By:

(Name of Bank or Firm)

(Signature of Officer & Title)